Exhibit 4.21

September 11, 2019

Mr. Ruben Reyes Gil

AMR Operaciones MX. S. de R.L. de C.V.

Blvd, Kukulcan km 9.5 s/n

Zona Hotelera, C.P. 77500

Cancun, Quintana Roo, Mexico

Dear Mr. Reyes:

We refer to the Hotel Operation and Management Agreement, entered into between by and between AMR Operaciones MX. S. de R.L. de C.V. (“AMR”) and OPERADORA HOTELERA GI, S.A. DE C.V. (“Owner”), dated September 11, whereby AMR agrees to provide operating services to the hotels to be developed within the Grand Island Cancun project, located at Blvd. Kukulcan km 16.5, lot 56-A-l and 56-A-2, Zona Hotelera, Zip Code 77500, Cancun, Quintana Roo, Mexico (the “Agreement”), a copy of which is attached hereto as Exhibit “A”. Capitalized terms used herein that are not expressly defined herein shall have the meanings given to such terms in the Agreement.

The Owner hereby, on his own behalf, agrees and warrants the following:

1.	In the event that in any Fiscal Year during the Term of the guarantee referred to in the Agreement in its Clause Seven, Section (G), AMR does not reach the Gross Operating Profit, in the amount of up to US$25,805,823.00 (Twenty-Five Million Eight Hundred Five Thousand Eight Hundred Twenty-Three US Dollars) according to the amounts established for each Fiscal Year in accordance with the table attached hereto as Exhibit B should any differential be payable (the “Guarantee”), the Owner hereby irrevocably agrees to pay AMR any amount AMR or its affiliates may be required to pay under the Guarantee, provided that such payment shall be made to AMR by the Owner without any prior demand for payment, at the latest 15 (fifteen) calendar days prior to the date on which AMR has to pay the Owner, in the following bank account:

Beneficiary: AMR Operaciones Mx, S. de R.L. de C.V.

Account: 82500844646

Currency: US Dollars

Bank CLABE number: 014691825008446466

Bank: Santander

2.	The Owner agrees and acknowledges that (i) upon settlement of the Financing by Owner, the Guarantee shall be automatically cancelled and terminated without requiring a court ruling, and AMR shall no longer be required to secure any amount; and (ii) the Guarantee may be cancelled and terminated without the need for a court ruling by AMR upon prior written notice to the Owner at the address set forth in the Agreement.

3.	The Owner warrants and agrees that if any amount owed by it hereunder is not paid in full to AMR on the date when it becomes due, the Guarantee shall be automatically rendered ineffective and be deemed terminated without requiring a court ruling, and AMR shall be released from the performance thereof, therefore, the Owner shall not be entitled to demand or require performance thereof and shall hold AMR harmless from any liability under the Guarantee.

4.	The Owner acknowledges and agrees that the Debt Service (as agreed and defined directly and solely between the Owner and the Financing Bank, which shall be in accordance with customary standards for such transactions and shall include interest and principal repayment) is acquired directly by the Owner, and AMR assumes no obligation or liability relating to or arising out of such Debt Service. Therefore, any default in the payment of the Debt Service by the Owner with the Bank granting the Financing (i) shall at all times be the sole and exclusive responsibility of the Owner, thereby releasing AMR and its affiliates from any liability whatsoever; and (ii) shall automatically render the Guarantee null and void and terminate it without the need for a court ruling.

5.	The Owner hereby warrants to AMR, its shareholders, affiliates, directors, officers, employees, agents, or advisors (including attorneys and accountants and any representatives of such advisors) that, in the event that any third party brings any action of any nature for the collection of the Guarantee and AMR, its shareholders, affiliates, directors, officers, employees, agents, or advisors (including attorneys and accountants and any representatives of such advisors), are affected and/or required to make payments or any disbursement in that respect, the Owner shall pay and/or reimburse AMR, its shareholders, affiliates, directors, officers, employees, agents, or advisors (including attorneys and accountants and any representatives of such advisors), all amounts that they had to disburse in that respect, including applicable legal costs and expenses, and any damages that AMR, its shareholders, affiliates, directors, officers, employees, agents, or advisors (including attorneys and accountants and any representatives of such advisors) suffer directly or indirectly, and indemnify and hold AMR, its shareholders, affiliates, directors, officers, employees, agents or advisors (including attorneys and accountants and any representatives of such advisors) harmless from any suit, action, or proceeding in which AMR, its shareholders, affiliates, directors, officers, employees, agents, or advisors (including attorneys and accountants and any representatives of such advisors) become involved by reason of the Guarantee, the exercise thereof by any third party, the termination of the Agreement or any other related matter.

6.	In case of default of any of the obligations and warranties set forth in this letter, the Owner agrees that this shall be deemed an event of default under the Agreement and therefore AMR shall be entitled to terminate the Agreement early and without the need for a court ruling, and the Owner shall pay the liquidated damages set forth in Clause Twenty-One, Subsection B) of the Agreement.

7.	Neither this instrument nor any right or obligation of the Parties, in terms hereof, may be assigned, in whole or in part, without the prior written consent of all Parties hereto.

8.	Except for the Financing, in which case neither Party may disclose the contents and/or any information relating hereto without the consent of the other Party; the Parties hereby irrevocably covenant and agree that either Party may disclose the contents and/or the agreements contained herein to any third party without the prior consent of the other Party.

9.	The provisions of Clause Twenty-Eighth of the Agreement are incorporated by reference herein mutatis mutandis.

10.	This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the federal laws of Mexico, without regard to its principles of conflicts of laws. Any dispute arising hereunder shall be exclusively and ultimately resolved by the Federal Judicial Courts with jurisdiction located in the City of Cancun, Quintana Roo or Mexico City, therefore, the Parties irrevocably and unconditionally submit to such jurisdiction, expressly waiving any other venue to which they may be entitled by virtue of their present or future domiciles or otherwise.

Now therefore, and there being no willful misconduct, error, lesion, violence, bad faith, or any other defect of consent, having no further business to address at the time, we remain at your service.

[INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW]

“The Owner”

OPERADORA HOTELERA GI, S.A. DE C.V.

/s/ Laura Isabel Castillo Solís

By: Laura Isabel Castillo Solís

Title: Attorney-in-Fact

ACKNOWLEDGEMENT SIGNATURE BY AMR

AMR OPERACIONES MX, S. DE R.L. DE C.V.

/s/ Rubén Reyes Gil

By: Rubén Reyes Gil

Title: Attorney-in-Fact

WITNESS /s/ Luis R. Velázquez Montes By: Luis R. Velázquez Montes	WITNESS /s/ Leonel Martínez Basulto By: Leonel Martínez Basulto

[Signature page of the Letter dated September 11, 2019 signed by OPERADORA HOTELERA GI, S.A DE C.V., and accepted by AMR OPERACIONES, MX, S. DE R.L. DE C.V.]

EXHIBIT B

AMOUNTS OF GROSS OPERATING PROFIT TO BE SECURED (AS OF THE SECOND FULL FISCAL YEAR)

			Phase 1	Phase 2
		# Habs	1000	2000	TOTAL
Phase 1	Phase 2	2021	$ -	$ -	$ -
		2022
1st Year of Operation		2023	$11,161,425.00		$11,161,425.00
2nd Year of Operation	1st Year of Operation	2024	$18,523,343.00	$25,000,000.00	$43,523,343.00
3rd Year of Operation	2nd Year of Operation	2025	$25,572,368.00	$25,000,000.00	$50,572,368.00
4th Year of Operation	3rd Year of Operation	2026	$25,471,581.00	$25,000,000.00	$50,471,581.00
5th Year of Operation	4th Year of Operation	2027	$25,805,823.00	$25,000,000.00	$50,805,823.00
6th Year of Operation	5th Year of Operation	2028	$25,666,107.00	$25,000,000.00	$50,666,107.00
7th Year of Operation	6th Year of Operation	2029	$25,492,568.00	$25,000,000.00	$50,492,568.00
8th Year of Operation	7th Year of Operation	2030	$25,297,855.00	$25,000,000.00	$50,297,855.00
9th Year of Operation	8th Year of Operation	2031	$25,070,098.00	$25,000,000.00	$50,070,098.00
10th Year of Operation	9th Year of Operation	2032	$24,804,170.00	$25,000,000.00	$49,804,170.00
11th Year of Operation	10th Year of Operation	2033	$17,861,800.00	$25,000,000.00	$42,861,800.00
12th Year of Operation	11th Year of Operation	2034		$25,000,000.00	$25,000,000.00